P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
November 19, 2012		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. ANNOUNCES FULL REDEMPTION OF TRUST PREFERRED SECURITIES
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MARIETTA, Ohio - Peoples Bancorp Inc. (NASDAQ: PEBO) (“Peoples”) today announced the Board of Directors approved actions that will result in the full redemption of the $23.0 million outstanding Series B 8.62% Capital Securities issued by PEBO Capital Trust I, an affiliated Delaware trust, (the "Trust Preferred Securities") currently held by institutional investors, $7.0 million of Trust Preferred Securities and all of the common securities issued by PEBO Capital Trust I and currently held by Peoples.
As part of this transaction, Peoples has submitted a notice of prepayment to the property trustee for the entire outstanding Series A 8.62% Junior Subordinated Deferrable Interest Debenture due May 1, 2029, having an aggregate liquidation value of $928,000, and the entire outstanding Series B 8.62% Junior Subordinated Deferrable Interest Debenture due May 1, 2029, having an aggregate liquidation value of $30,000,000 (collectively the “Junior Subordinated Debentures”), currently held by PEBO Capital Trust I.
The prepayment of the Junior Subordinated Debentures and related redemption of the Trust Preferred Securities are scheduled to occur on December 19, 2012, at an amount equal to 103.017% of their liquidation amounts, plus accumulated and unpaid distributions to, but not including, the date of redemption. As a result, Peoples will recognize a pre-tax loss of approximately $1.0 million (or $0.06 per diluted common share after-tax) during the fourth quarter of 2012. This amount represents the early repayment premium plus the remaining unamortized issuance costs.
Peoples intends to fund the redemption using proceeds to be received immediately prior to the redemption from a term loan with an unaffiliated financial institution at a lower rate of interest than the Junior Subordinated Debentures. As a result, this transaction should enhance Peoples' 2013 net interest income by approximately $1.1 million, or 5 basis points of net interest margin.
The Junior Subordinated Debentures currently qualify as Tier 1 capital under the risk-based capital standards for bank holding companies. After completion of this transaction, Peoples' Tier 1 and total risk-based capital ratios are expected to be approximately 13.6% and 14.9%, compared to 15.73% and 17.05%, respectively, at September 30, 2012, and the current well capitalized minimums of 6% and 10%, respectively.
The Trust Preferred Securities are held only in book-entry form through The Depository Trust Corporation ("DTC").  DTC will redeem the Trust Preferred Securities in accordance with its procedures and notify the holders.  Holders of the Trust Preferred Securities need not take any action to receive payment of the redemption price.
Peoples Bancorp Inc. is a diversified financial services holding company with $1.9 billion in total assets, 46 locations and 43 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Safe Harbor Statement:
This news release contains certain statements that are not historical facts and thus “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.
In particular, this news release includes forward-looking statements regarding the potential financing of the Junior Subordinated Notes prepayment and the potential impact the prepayment could have on Peoples' future results of operations and financial condition. These statements are subject to certain risks and uncertainties including Peoples' ability to satisfy the terms and conditions of participation in the Capital Purchase Program, Peoples' ability to deploy any capital received through the Capital Purchase Program and the other risks set forth in Peoples' filings with the Securities and Exchange Commission, including those risk factors included in the disclosure under the heading “ITEM 1A. RISK FACTORS” of Part I of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2011. As a result, actual results may differ materially from the forward-looking statements in this news release.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.

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